EXHIBIT 99.1

NEWS RELEASE

November 5, 2004	FOR IMMEDIATE RELEASE

WATERS INSTRUMENTS ADDS DALE NORDQUIST

TO ITS BOARD OF DIRECTORS

Minneapolis - Waters Instruments, Inc. (NASDAQ:WTRS), announced today that Dale A. Nordquist has been named to its board of directors, following the recommendation by Waters’ current independent directors.

Nordquist is a business executive with 20 years of experience leading and directing sales and marketing activities.  He is currently senior vice president of sales and marketing at Winland Electronics, Inc. in Mankato, Minn. and prior to that was vice president of sales and marketing at Quickdraw Conveyor Systems in Burnsville, Minn.

“Dale has a proven record of developing and implementing successful marketing strategies that penetrate new markets, deliver consistent sales growth, profitability and strong customer relationships,” said Jerry Grabowski, president and chief executive officer of Waters Instruments.  “We are excited to have someone with his level of sales and marketing experience join our board.”

Nordquist’s appointment fills a new position on the Waters’ Board of Directors, bringing the total number of directors to five.

About Waters Instruments

Waters Instruments, Inc. is a customer-focused, market-driven provider of value-added technology solutions from two divisions–Zareba Systems and Waters Medical Systems.  A Minnesota corporation since 1960, the company’s corporate headquarters is located in Minneapolis, with manufacturing facilities in Rochester and Ellendale, Minn.  Its Zareba Systems–Europe subsidiary owns Rutland Electric Fencing Co., the largest manufacturer of electric fencing products in the United Kingdom.  The corporate web site is located at www.wtrs.com.

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Contact:	Elaine Beckstrom
763-509-7447